Exhibit 99.6

[LETTERHEAD OF CITIGROUP GLOBAL MARKETS INC.]

Antero Midstream GP LP

1615 Wynkoop Street

Denver, Colorado 80202

Ladies and Gentlemen:

In connection with the joint proxy statement/prospectus relating to the proposed transaction involving Antero Midstream GP LP (“AMGP”) and Antero Midstream Partners LP, which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of AMGP and, upon conversion, Antero Midstream Corporation (the “Registration Statement”), we hereby consent to referencing our discussion materials, dated September 10, 2018, September 12, 2018 and September 13, 2018, provided to the Sponsor Holders (as defined in the Registration Statement) or certain members thereof, in such joint proxy statement/prospectus under the heading “SPECIAL FACTORS — Citigroup Global Markets Inc. Financial Advisor Discussion Materials Provided to the Sponsor Holders.”  By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Citigroup Global Markets Inc.

CITIGROUP GLOBAL MARKETS INC.

December 11, 2018